UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  01/26/2005

CITY HOLDING CO
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-17733

West Virginia	55-0619957
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

25 Gatewater Road, Cross Lanes, WV 25313
(Address of Principal Executive Offices, Including Zip Code)

304-769-1100
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At the regularly scheduled meeting of the Board of Directors of City Holding Company ("Company") held on January 26, 2005, the Company's Bylaws were amended as set forth below.

Article II, Section 3 of the Bylaws is amended to read, in its entirety, as follows:

        Section 3. Qualifications. The members of the Board of Directors need not be residents of the State of West Virginia. Each member of the Board of Directors may serve until he reaches 70 years of age, at which time he shall be deemed to have retired from the Board. Beginning on January 1, 2005, each member of the Board of Directors shall complete a minimum of eight hours of continuing education annually, the sponsors and curriculum of which shall be approved by the Board of Directors. After December 31, 2005, any Director subject to this requirement who fails to complete the mandatory continuing education for the previous year shall have payment of their Board fees suspended until such continuing education is accomplished. For good cause shown, the Board of Directors may, in individual cases involving undue hardship or extenuating circumstances, grant conditional, partial, or complete exemptions of these minimum continuing education requirements. Any such exemption shall be reviewed by the Board of Directors at least once during each year, unless a lifetime conditional exemption has been granted. One hour of credit may be obtained for each period of fifty minutes of instruction attended in an approved course or by means of videocassette, videotape, audiocassette, or DVD instruction, provided that such instruction is approved by the Board of Directors. The Board of Directors may designate providers or courses which are presumptively approved.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CITY HOLDING CO

Date: January 28, 2005.	By:	/s/ Charles R. Hageboeck
Charles R. Hageboeck
Executive Vice President & Chief Financial Officer